Exhibit 10.5

Annual Incentive Plans

Performance Goals and Target Awards for 2008

The registrant maintains two shareholder-approved plans under which executive officers have the opportunity to receive an annual cash award based on the achievement of performance goals over a one-year period.  The Annual Covered Employee Incentive Compensation Plan (“Covered Employee Plan”) governs awards to those executive officers who are considered “covered employees” as defined in Section 162(m)(3) of the Internal Revenue Code.  Annual incentive awards to all other executive officers are governed by and made under the Annual Executive Incentive Compensation Plan (“Executive Plan”).  The Compensation and Succession Committee of the Board of Directors establishes performance goals for each fiscal year and sets threshold, target and maximum award opportunities.  The Committee has the authority to adjust the amount of awards, but has no authority to increase the amount of an award otherwise payable under the Covered Employee Plan.  Payments are made after the Committee has certified in writing the degree of attainment of the performance goals.

On February 26, 2008, the Committee approved performance measures and target awards under the plans for 2008.  The same performance measures apply to both the Covered Employee Plan and Executive Plan.

Corporate Functions.  For the chairman, chief executive officer, chief financial officer and other executive officers in corporate functions, there are four primary performance measures, weighted as follows:  50% based on an adjusted operating income per diluted share measure; 35% based on the first three Allstate Protection measures described in the next paragraph; 10% based on the first four Allstate Financial measures described below; and 5% based on the first three Investments measures described below.

Allstate Protection.  For all but one of the Allstate Protection executive officers, their award opportunity is based on four performance measures, weighted as follows:  45% based on a matrix used by management to emphasize a balanced approach to premium growth and profit; 15% based on a measure of sales and related profitability of proprietary and non-proprietary  financial products by Allstate Exclusive Agencies; 20% based on a measure of customer loyalty; and 20% based on the corporate adjusted operating income per diluted share measure.

                                                For the Senior Vice President of Claims in Allstate Protection, the award opportunity is based on four performance measures, weighted as follows: 45% based on a matrix used by management to emphasize a balanced approach to premium growth and profit; 15% based on an adjusted claims expense ratio; 20% based on a customer requirement index; and 20% based on the corporate adjusted operating income per diluted share measure.

Allstate Financial. For the Allstate Financial executive officers, there are five performance measures, weighted as follows:  15% based on Allstate Financial adjusted operating income; 15% based on Allstate Financial adjusted net income; 20% based on a measure of sales and related profitability of proprietary and non-proprietary financial products by Allstate exclusive agencies; 30% based on a matrix used by management that balances growth and profit; and 20% based on the corporate adjusted operating income per diluted share measure.

Investments.  For the executive officer in the Investments business unit, there are four primary performance measures, weighted as follows:  50% based on a set of five relative returns measures of Allstate’s investment portfolios; 15% based on a measure of Allstate Financial yield on purchases of fixed income securities relative to a benchmark; 15% based on adjusted net investment income of certain subsidiaries; and 20% based on the corporate adjusted operating income per diluted share measure.

Threshold, target and maximum levels of performance are established for each performance measure.  If the maximum level of performance is achieved, the award would be three times the executive officer’s target award, with target awards generally ranging from 50% to 120% of annual salary for the fiscal year.